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Exhibit 10.46

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Head of Terms

This head of terms (the “HoT”) sets forth the main terms and conditions of an envisaged transaction (the “Transaction”) consisting in the investment by Nuburu Inc., a U.S. company incorporated under the Laws of Delaware, whose shares are listed on the New York Stock Exchange (“Nuburu” or the “Investor”), either directly or indirectly, in SunCubes S.r.l. (“SunCubes” or the “Company”) with the aim to, subject to certain conditions (including clearance Golden Power), (i) implement a structured industrial, commercial and technological cooperation between Nuburu and SunCubes; and (ii) acquire a minority stake in the Company pursuant to the terms and conditions set forth below (the “Transaction”).

Nuburu is engaged in the development and manufacturing of industrial blue laser technology expanding into defence-tech, security and critical infrastructure resilience also through internal innovation and strategic acquisitions targeting long-term growth in high-value government and enterprise markets.

Nuburu’s decision to invest with and in the Company is driven by the target to create new industrial synergies and specifically, the development and industrialization by Nuburu of a state of the art high power dazzlers and non-kinetics laser defense system, of a vehicle-integrated directed-energy platform, for anti-drone, counter UAV systems, for terrestrial and marine-submarine use. The partnership is also aimed to integrate the know-how and production capacity of Nuburu in Blue Lasers, and laser in other frequency spectrum, into the product portfolio that SunCubes is building, where the laser module is one of the core elements.

SunCubes is an Italian company which operates in the field of energy transfer and, in particular, developed an innovative business project that focuses primarily on the development, production, and marketing of innovative wireless power transmission systems using laser technology. As of the date hereof, the entire corporate capital of the Company is owned by Alberto Chiozzi, Tommaso Aresi, Angelo Roberto Lannutti, Federico Ognibene, Davide Russo e Dario Polli (the “Founders”).

On 24 December 2024, inter alios, the Company, the Founders, on one side and Infratech Accelerator S.r.l. (“CrossConnect”) and RoboIT S.r.l. (“RoboIT”) and Pariter Partners S.r.l. (“Pariter”), as investors (“Current Investors”, and jointly with the Company, Nuburu and the Founders, the “Parties”), entered into a ‘framework investment and shareholders agreement’ (accordo di investimento e patto parasociale) providing for, inter alia, the terms and conditions of certain investments by CrossConnect, RoboIT and Pariter in the Company including an agreement for subscription for future equity (the “SAFE”).

This HoT, and any provisions contained herein have a binding nature among the Parties, as set forth by the following point 13.

main terms and conditions of the Transaction

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1. Parties

Alberto Chiozzi, an Italian citizen born in Trieste on [***], Italian tax code [***]. As at the date hereof, Alberto Chiozzi is one of the Founders of SunCubes (“Alberto Chiozzi”).

Tommaso Aresi, an Italian citizen born in Bergamo on [***], Italian tax code [***]. As at the date hereof, Tommaso Aresi is one of the Founders of SunCubes (“Tommaso Aresi”).

Angelo Roberto Lannutti, an Italian citizen born in Ortona on [***], Italian tax code [***]. As at the date hereof, Angelo Roberto Lannutti is one of the Founders of SunCubes (“Angelo Roberto Lannutti”).

Federico Ognibene, an Italian citizen born in Bologna on [***], Italian tax code [***]. As at the date hereof, Federico Ognibene is one of the Founders of SunCubes (“Federico Ognibene”).

Davide Russo, an Italian citizen born in Pietrasanta on [***], Italian tax code [***]. As at the date hereof, Davide Russo is one of the Founders of SunCubes (“Davide Russo”).

Dario Polli, an Italian citizen born in Milan on [***], [***]. As at the date hereof, Dario Polli is one of the Founders of SunCubes (“Dario Polli”).

Nuburu Inc., a United Stated company incorporated under the Laws of Delaware (United Stated of America), under No. 7992754, whose shares are listed on the New York Stock Exchange, duly represented by Dario Barisoni.

Infratech Accelerator S.r.l., with registered office in Rome, Via Alessandria 220, tax code, VAT number and registration number with the Companies’ Register of Rome 17819211008, duly represented by Stefano Molino (“CrossConnect”).

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RoboIT S.r.l., with registered office in Rome, Via Alessandria 220, tax code, VAT number and registration number with the Companies’ Register of Rome 16460581008, duly represented by Claudia Pingue (“RoboIT”).

Pariter Partners S.r.l., with registered office in Trento, via Roberto da Sanseverino n. 95, tax code, VAT number and registration number with the Companies’ Register of Trento 02485870220, duly represented by Matteo Elli (“Pariter”).

SunCubes S.r.l., with registered office in Milan, Via Giovanni Durando n. 39, tax code, VAT number and registration number with the Companies’ Register of Milano Monza Brianza Lodi 12849400960, duly represented by Alberto Chiozzi (“SunCubes” or the “Company”).

2. Structure of the Transaction

The Transaction will be implemented through the following steps as regulated under this HoT:

(i)
upon the execution of the Long Form Agreement, the payment by Nuburu in favour of the Company of Euro 250,000.00 as advance payment of capital contribution towards future capital increase (versamento in conto futuro aumento di capitale) to be converted in Company’s corporate capital through the subscription of the Capital Increase (as defined below) according to the provision set forth under Paragraph 6 below and without prejudice to the provision set forth under the Paragraph 4 below (the “Advance Payment”);
(ii)
by 60 (sixty) days as of the execution of this HoT, the Parties shall negotiate in good faith and enter into relevant binding long-form agreements governing the terms and conditions of the investment in the Company by Nuburu (directly or indirectly) (the “Investment”) and the Industrial Cooperation Framework (as defined and regulated in the Paragraph 5 below), which shall reflect the rules and principles of this HoT (“Long Form Agreements”); it being understood that the effectiveness of the Investment and the Industrial Cooperation Framework (as defined below) is subject to (sospensivamente condizionato) – pursuant to Article 1353 of Italian civil code – the GP Clearance and the Export-Control License Clearance (as defined below) to occur no later than 30 December 2026. Furthermore, if required, the Long Form

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Agreements shall set forth the undertakings of the Parties under ITAR and/or other similar applicable regulations;
(iii)
upon both GP Clearance and Export-Control License Clearance:
(a)
the Parties and the Company shall carry out the activities set out by the Industrial Cooperation Framework (as defined below);
(b)
Nuburu shall pay in favour of the Company an additional amount equal to Euro 750,000.00 (the “Additional Advance Payment” and, jointly with the Advance Payment, the “Nuburu Advance Payments”) as advance payment of capital contribution towards future capital increase (versamento in conto futuro aumento di capitale) to be converted in Company’s corporate capital through the subscription of the Capital Increase (as defined below) according to the provision of Paragraph 6 below and without prejudice to the provision of the Paragraph 4 below;
(iv)
for the purpose of the execution of the Investment (as detailed in the Paragraph 6 below):
(a)
the Company quotaholders’ meeting shall resolve, and the Founders undertake to procure that the Company quotaholders’ will resolve, upon the Capital Increase (as defined below) under the terms and conditions set forth in the Paragraph 6 below;
(v)
upon the occurrence of both GP Clearance and Export-Control License Clearance (as defined below) as well as the Capital Increase Condition (as defined below), Nuburu shall subscribe and pay up the Capital Increase (as defined below), through the conversion of the Nuburu Advance Payments, in accordance with the terms and conditions set forth in the Paragraph 6 below.

3. Nuburu’s right of designation

Nuburu (pursuant to the Article 1401 of the Italian Civil Code) shall have the right to designate one of its subsidiaries as the entity which shall carry out the Investment in the Company according to the terms and conditions of this HoT (the “Designated Entity”). Such designation shall be done by Nuburu before the GP Notification (as defined below). In case of exercise by Nuburu of its rights of designation, Nuburu shall also have the right to execute any payments obligations under this HoT and the Long Form

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Agreements on behalf of the Designated Entity by virtue of a payment delegation (delegazione di pagamento) or other similar modalities or mechanisms under applicable law.
4. Nuburu Advance Payments reimbursement

The Nuburu Advance Payments shall be converted in corporate capital through the subscription of the Capital Increase (as defined below) upon the terms and conditions set out in the Paragraph 6 below.

It being understood and agreed among the Parties that, without prejudice to any rights granted by Nuburu under the applicable law in the event of a breach and or a failure by the Founders and/or the Company towards Nuburu:

(i)
as to the Advance Payment, in the event that:
(a)
the Parties do not sign, or in any case do not reach a satisfactory agreement on, the Long Form Agreements by 60 (sixty) calendar days as of the execution of this HoT; or
(b)
the Company fails to obtain the (x) GP Clearance (as defined below); or (y) the Export-Control License Clearance (as defined below) by December 30, 2026; or
(c)
the Company fails to resolve upon the Capital Increase (as defined below) according to this HoT,

the Company shall entirely repay to Nuburu the Advance Payment within March 31, 2027;

(ii)
as to the Additional Advance Payment, should the Company fail to resolve upon the Capital Increase (as defined below) according to this HoT and, in particular, within the term set forth under the Paragraph 6 below, the Company shall entirely repay to Nuburu the Advance Payment within March 31, 2027.

For the sake of clarity, in the event that either the GP Clearance or the Export-Control License Clearance is not issued by December 30, 2026, the Parties agree that neither the Investment nor the Industrial Cooperation Framework (as defined below) shall take effect, and the amounts paid as Nuburu Advance Payments must be refunded by March 31, 2027. All the agreements, including this HoT and the Long Form Agreement, shall automatically terminate and cease to be effective and the Parties shall be released from all obligations hereunder and shall have no liability vis-à-vis the other Parties

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5. Industrial Cooperation Framework

Subject to the Export-Control License Clearance (as defined below), the GP Clearance (as defined below) and to ITAR compliance (where required), the Parties set out below the main terms and conditions of the industrial and technological cooperation between Nuburu and the Company for the development and industrialization of a vehicle-integrated directed-energy “Laser Arm” system and, if any, related dual-use laser technologies on the basis of which shall be negotiated and entered into the relevant Long Form Agreements (the “Industrial Cooperation Framework”).

Export-Control License Clearance (as defined below) and GP Clearance (as defined below), as specified by the competed authority and/or ITAR compliance and/or other similar applicable regulations, will have to be regulated in the Long Form Agreements.

It being understood that, subject to the obtainment of the GP Clearance (as defined below) and the Export-Control License Clearance (as defined below), should the Investment not be completed for whatever reason, the Industrial Cooperation Framework as set forth in this Paragraph 5 shall remain in full force and effect between the Parties in accordance with the terms and conditions set forth in this HoT and in the Long Form Agreement, without prejudice to Nuburu’s right to reimbursement of the Nuburu Advance Payments pursuant to the Paragraph 4 above.

A.
Technology License & Rights

SunCubes declares to be the exclusive owner, for the relevant territories – where a registration has been requested and worldwide for those not subject to registration if legally eligible to protection - of a number of existing intellectual and industrial property rights (consisting in patents and patent applications, technical data, associated firmware, software and relevant technical documentation, specifications, integration know-how and manufacturing know-how , together as effective on the date of execution of this HoT “SunCubes Background IP Rights”) as listed in Annex A.

On the other side, the Permitted Users (as defined hereunder) and Nuburu declare to be the exclusive owners and/or have a valid title to use and exploit a number of existing intellectual and industrial property rights in the laser sources, laser units, laser generation technologies, high-power laser optics, optical modules, active beam collimation hardware, laser source manufacturing technologies laser beam shaping and combining, laser beam delivery system, electro optical and mechano optical systems, Thermal analysis and performance stabilization (consisting in technical data,

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associated firmware, software and relevant technical documentation, specifications, integration know-how and manufacturing know-how, together “Nuburu Group Background IP Rights”).

The parties acknowledge that the SunCubes Background IP Rights described in Annex A have not been technically verified by Nuburu and the Nuburu Group Background IP Rights have not been technically verified by SunCubes and, as a consequence, the parties agree to cooperate in good faith in solving any issue which may arise during the execution of the Long Form Agreements concerning the existence of the protection requirements and the overlap between SunCubes Background IP Rights and Nuburu Group Background IP Rights.

SunCubes undertakes to grant to Nuburu a non-exclusive, fully paid-up license under the SunCubes Background IP Rights in the Field (as defined hereunder) and the territories listed in Annex B and wherever SunCubes Background IP Rights are protected and/or eligible to protection (the “License”), exclusively for the following purposes:

(i)
selling and distributing finished products supplied by SunCubes embedding SunCubes Background IP Rights through the OEM system and/or the white label system (as better described in point C hereunder); it remains understood that in such cases the SunCubes Background IP Rights embedded in the products supplied to Nuburu will be covered by the License;
(ii)
integrating products supplied by SunCubes and embedding the related SunCubes Background IP Rights in Nuburu’s products (as the case may be, also integrating other third parties’ intellectual and industrial property rights); it remaining understood that if new intellectual and/or industrial property rights arise from said integration operated by Nuburu (“Nuburu Integration Foreground IP”), the latter shall retain all rights thereto and SunCubes shall be granted a non-exclusive, fully paid-up, license to exploit said Nuburu Integration Foreground IP in all fields different from: laser based arms and laser dazzlers, unless differently agreed, wherever Nuburu Integration Foreground IP are protected and/or eligible to protection;
(iii)
allowing Nuburu to exclusively use and dispose of new intellectual and/or industrial property rights whose development has been commissioned by Nuburu to SunCubes only for the development of

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a high-power laser arm (the “Commissioned New IP Rights”) – with the understanding that such Commissioned New IP Rights shall remain the exclusive property of Nuburu or, unless mutually agreed by the Parties, jointly owned between the Parties. If one or more of SunCubes Background IP Rights are used by SunCubes in the development of the above mentioned high power laser arm, the license economic terms on said SunCubes Background IP Rights will be subject to good faith negotiations between the Parties according to the market benchmark, on a case by case ratio, unless the value of such SunCubes Background IP Rights exploitation is included in the quotation for the development commissioned. It remains understood that SunCubes will not use Nuburu Group Background IP Rights for the realization and construction, as well as distribution, of laser arm products. The Parties already agree on the following filed Commissioned New IP rights: C-UAS, power beaming, and optical communication which will be better agreed upon;

The License shall also include the non-exclusive right to:

•
use, modify and adapt products supplied by SunCubes covered by the SunCubes Background IP Rights;
•
integrate into present and future Nuburu systems the SunCubes Background IP Rights, exclusively where it’s necessary to embedding products supplied by SunCubes;
•
assemble, test and validate products supplied by SunCubes embedding the SunCubes Background IP Rights;
•
commercialize, market, distribute and sell products embedding products supplied by SunCubes, covered by the SunCubes Background IP Rights;
•
import and export products embedding products supplied by SunCubes, covered by the SunCubes Background IP Rights;
•
provide maintenance, support - and products embedding products supplied by SunCubes, covered by the SunCubes Background IP Rights.

Territories different from those listed in Annex B are forbidden to be destination of sales by Nuburu, being understood that the parties will

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cooperate in good faith to open new markets and increase the number of countries where sales are made.

The License shall cover the laser power beam systems in relation to gimble system and laser-based wireless power transmission technologies for remote battery recharge (together, the “Field”).

Permitted Users

The licensed SunCubes Background IP Rights and the relevant technologies may be used by:

1.
Nuburu;
2.
Nuburu Subsidiary Inc.;
3.
Lyocon S.r.l.;
4.
Nuburu Defense LLC;
5.
Tekne S.p.A.;
6.
Nuburu JV at 60% with Maddox Defense at 40%;
7.
any other entity directly or indirectly controlled by Nuburu;

(together as “Permitted Users”)

Subjects different from Permitted Users shall be mutually agreed between the Parties and all the above, provided that:

•
such use is limited strictly to the permitted applications listed below;
•
such subjects are bound by confidentiality and IP protection obligations equivalent to those herein;
•
such subjects comply with applicable export control and regulatory requirements; and
•
Nuburu remains responsible for ensuring compliance with this HoT.

Without prejudice to the above, no sublicensing by Nuburu is further permitted without prior written consent of SunCubes.

Permitted Applications

The License covers the use for, and should not be considered as limited to, the:

8.
development of vehicle-integrated Laser Arm systems;
9.
integration into tactical and special vehicles;

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10.
integration within modular expeditionary platforms;
11.
non-kinetic counter-UAS applications;
12.
dual-use industrial laser systems;
13.
secure optical power.

Nature of the License

The License shall be:

14.
covering all territories where SunCubes Background IP Rights are or will be patented or are otherwise eligible to other intellectual property protection and as listed in Annex B or other territories as SunCubes and Nuburu may agree on time to time in writing;
15.
of a duration equivalent to SunCubes Background IP Rights on the relevant technologies or other intellectual property protection;
16.
non-exclusive;
17.
non-transferable and non-sublicensable except for what is provided in section Permitted Users.

Nuburu may, at his own discretion, involve SunCubes in promotional or marketing activities, or in new business opportunities in the aforementioned other territories from those listed in Annex B.

Foreground IP Rights

The Parties agree that:

o
all the improvements, enhancements, modifications, future versions, releases or technical evolutions of the SunCubes Background IP Rights, developed by SunCubes during the term of the License and relevant foreground IP rights (all together, “SunCubes Foreground IP Rights”) remain the ownership of SunCubes, and, unless commissioned and paid specifically by third parties pursuant to separate agreements will be, unless mutually agreed by the Parties, licensed not exclusively to Nuburu falling in the same scope of License and its terms, as detailed above;
o
improvements, enhancements, modifications, future versions, releases or technical evolutions, developed by Nuburu/Permitted Users during the term of the License and relevant foreground IP rights based on Nuburu Group Background IP Rights relating to laser source and manufacturing (all together, “Nuburu Group

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Foreground IP Rights”) remain the exclusive ownership of Nuburu/Permitted Users;

It remains understood if both SunCubes and Nuburu provide SunCubes Background IP right and/or Nuburu Background IP right for the development of new joint intellectual property rights (“Joint Foreground IP Rights”) the Parties agree to cooperate in good faith to separately discipline the exclusive ownership or co-ownership of said Joint Foreground IP Rights.

B.
Industrial Cooperation

Milan R&D Hub

The Parties and the Company will do their best to cooperate to create an R&D Hub in Milan, with the mutual undertaking to discuss the terms and conditions of the relevant agreements, for:

18.
optical engineering and beam-control development;
19.
laser source integration (via Lyocon);
20.
thermal management optimization;
21.
AI-assisted engagement logic;
22.
system validation and testing.

Industrialisation in Italy

Directed-energy systems may be industrialized at Italian facilities, including Lyocon in Vigevano or Tekne in Ortona, for:

23.
Laser Arm assembly;
24.
Integration with vehicle platforms;
25.
EU/NATO compliant export preparation.
C.
Preferred Industrial Partner Status

SunCubes designates Nuburu (and its subsidiaries) as preferred Industrial Integration Partner for high-power vehicle-mounted Laser Arm systems, subject to Nuburu’s fullfilment of SunCubes’ technical cost (as referred to the market benchmark of SunCubes’ existing vendors) and quality requirements.

SunCubes shall not grant exclusivity in this segment to direct competitors of Nuburu during the cooperation term.

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The Parties acknowledge and agree that Nuburu shall have the right, at its sole discretion, to designate SunCubes as an Original Equipment Manufacturer (OEM) for the products developed by SunCubes and subject to SunCubes Background and Foreground IP Rights, with Nuburu’s right to market, distribute or sell said products under Nuburu’s trademarks or without any trademark (s.c. white label).

D.
Distribution Agreement

In connection with the Industrial Cooperation Framework set forth in this Paragraph 5 and the non-exclusive License granted by SunCubes to Nuburu over the SunCubes Background IP Rights and/or future licenses on SunCubes Foreground IP Rights, Nuburu and/or its Permitted Users shall have the non-exclusive right to commercialize, sell and distribute all the products supplied by SunCubes and developed under the industrial cooperation (according to this Paragraph 5) and covered by the Permitted Applications.

The terms and conditions of the above commercialization, sell and distribution, including pricing, sales targets, and support obligations, will be outlined in a separate distribution agreement, at arm’s length conditions, to be executed between SunCubes and Nuburu and/or the Permitted Users (the “Distribution Agreement”).

It being understood that the scope of the Distribution Agreement shall be limited to the territories where SunCubes’ Background and/or Foreground IP Rights are or will be, as the case may be, patented or are or will be, as the case may be, otherwise eligible and protected under intellectual property laws and will entail a supply from SunCubes, excluding direct realization of products covered by SunCubes Background and/or Foreground IP Rights by Nuburu.

In consideration of the investment made by Nuburu, SunCubes will offer to Nuburu any products or by-products requested by Nuburu at a price never higher than the lowest price at which SunCubes offers comparable products or by-products to other clients in the same market and/or for the same product family.

If SunCubes’ margin allows for a greater discount in favour of Nuburu, SunCubes will apply a further discount, in any case not greater than five percent (5%) lower than the lowest price at which SunCubes offers

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comparable products or by-products to other clients in the same market and/or for the same product family.

E.
Non-Exclusivity

It remains understood between the parties that Nuburu and its Permitted Users shall remain fully free, at their sole discretion, to enter into agreements or collaborations with any third parties for the research, development, manufacture, supply, integration, or commercialization of products and technologies, including but not limited to counter-UAV and anti-drone systems, power beaming solutions for data communication, and wireless cooperative or non-cooperative power transfer and charging systems.

For the avoidance of doubt, nothing in this Agreement shall:
(i) grant SunCubes any exclusive right to supply products, components, or services to Nuburu; nor

(ii) impose on Nuburu any obligation to purchase, use, license, or otherwise adopt any intellectual property, technology, or solutions provided by SunCubes.

6. Investment

The Parties set out below the main terms and conditions of the Investment on the basis of which the relevant Long Form Agreements shall be negotiated, in good faith, and entered into by the Parties; it being understood that the completion of the Investment shall be subject to the execution of the Long Form Agreements.

A.
Capital Increase

The quotaholders’ meeting of the Company shall resolve upon a capital increase of maximum Euro 1.000.000,00 (including premium, if any) to be offered to or reserved for subscription by Nuburu and to be subscribed and paid up by Nuburu through the conversion of the Nuburu Advance Payments (the “Capital Increase”), according to the following.

Capital Increase Condition

Without prejudice to the conditions of the GP Clearance (as defined below) and Export-Control License Clearance (as defined below), the Capital Increase shall be subscribed by Nuburu subject to the occurrence by December 31, 2026 of the earliest of the following conditions (each of them, the “Capital Increase Condition”):

i.
the full conversion into corporate capital of SunCubes of the entire investment carried out by the Current Investors in the Company

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pursuant to the SAFE upon the occurrence of (a) the undertaking by one or more third-party investors of an irrevocable commitment to subscribe a capital increase of the Company other than the Capital Increase, for an amount of at least Euro 1,230,000.00, (including the share premium, if any), to be paid up by August 24, 2026 (“Third-Party Capital Increase”); or (b) the execution by third-party investor(s), within August 24, 2026, of a non-binding term sheet regulating the subscription and payment of the Third-Party Capital Increase within December 31, 2026, and such later date of the Third Party Capital Increase shall be deemed to constitute the new “Termine Evento di Conversione” for the purposes of the SAFE; it being understood that, should such term sheet(s) not result in the Third-Party Capital Increase by December 31, 2026, the discretionary conversion (the “SAFE Conversion”) shall apply as described below; or
ii.
regardless of the Third-Party Capital Increase according to the point (i) above, the discretionary conversion into corporate capital of SunCubes of the entire investment carried out by the Current Investors in the Company pursuant to the SAFE (the “SAFE Discretionary Conversion”) which, in any event, upon signing this HoT, the Founders and the Current Investors hereby irrevocably undertake to full execute by December 31, 2026, upon the occurrence of which Nuburu shall subscribe and pay the Capital Increase through the conversion of the Nuburu Advance Payments.

Without prejudice to the provision of the Antidilution Protection set forth below, the Parties acknowledge and agree that:

(a)
in the case under point (i) above, the subscription and payment of the Capital Increase by Nuburu shall take place following the complete and full execution of the SAFE Conversion (in any case);
(b)
in the case under the point (ii) above, the subscription and payment of the Capital Increase shall take place simultaneously with – and in the same context of – the execution of the SAFE Discretionary Conversion.

Furthermore, it being understood and agreed among the Parties that should one of the Capital Increase Conditions occur before the expiry of the term for the obtainment of the GP Clearance and the Export-Control License Clearance (as defined and set out under Paragraph 9), the subscription of

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the Capital Increase shall be executed, without delay, after the date on which the GP Clearance and/or the Export-Control License Clearance (as the case may be) have been obtained.

For the purposes of the Capital Increase, the quotaholders’ meeting of the Company shall resolve, and the Founders and the Company shall procure that the quotaholders’ meeting of the Company resolves, upon the Capital Increase in due time, and in any case within 15 business days (i.e. any calendar day other than Saturdays, Sundays and any other days on which credit institutions are authorized to close in the city of Milan (Italy)), from the occurrence of the Capital Increase Condition, in order to allow Nuburu to subscribe the Capital Increase according to the above.

Company Valuation

The quota of the corporate capital to be reserved or offered to Nuburu through the Capital Increase shall be calculated on the basis of a pre-money valuation of the Company equal to the lower of: (i) EUR 8,800,000.00; and (ii) the pre-money valuation applied in any equity investment round carried out by the Company prior to or concurrently with the subscription of the Capital Increase, in any case excluding any capital increase offered to the Current Investors according to the SAFE (the “Company Valuation”) (for the sake of clarity, in such case Nuburu’s stake deriving from the subscription of the Capital Increase shall be determined proportionally to the ratio between the Investment by Nuburu and the applicable Company Valuation under this point (ii) according to the above).

Antidilution Protection

Without prejudice for the above, the Parties agree that the Long Form Agreements will contain and rule an antidilutive protection in favour of Nuburu – to be defined and agreed in good faith among the Parties – in the event that the execution of the Capital Increase through the Investment will occur before or concurrently with (a) the Third-Party Capital Increase; and/or (b) the SAFE Discretionary Conversion within and no later than the 31 December 2026, in order to grant Nuburu to hold the percentage of the Capital Increase determined by applying the Company Valuation (the “Antidilution Protection”).

B.
Purpose of the Capital Increase

The Company shall use the Nuburu Advance Payments and the Capital Increase to continue the investment in the development of a laser based, power beam solution, with gimble technology for recharge of remote

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vehicles, UAV, under dynamic conditions and continuous movement and for other purposes the Company’s directors may deem appropriate in accordance with the Company’s corporate purpose and the corporate governance rules to be included in the Long Form Agreements such as, for example, the development of a laser arms solutions, counter-UAV systems, laser based systems for submarine power beam, counter marine drones and laser based data transmission systems.

C.
Other investments by third-parties investors

Nuburu acknowledges and agrees that, in the context of the Capital Increase, other investors (including Officine Lamera S.r.l. for an amount of Euro 200,000.00) may also participate in the Transaction, and, in such a case, the same terms and conditions granted to Nuburu, in terms of pre-money valuation shall apply to the above investors.

D.
Investor Rights prior to and upon conversion

Starting from the obtainment of the GP Clearance (as defined below) and the Export-Control License Clearance (as defined below), the Investor shall have the right to designate one observer of the Board of Directors of the Company (the “Observer”) according to the following and the Founders shall commit to ensure that the Observer shall be entitled to take part to the Board of Directors of the Company. The Observer will have the right (but not the obligation) to attend the meetings of the board of directors without voting rights and will have the right to receive all documentation and reports provided to the Board of Directors, under confidentiality obligations, including, quarterly financial report (unaudited), annual financial statements; all the above to the maximum extent possible under the applicable Law. The Observer shall not be entitled to any compensation, reimbursement of expenses or other payment for this role.

The Parties agree that:

-
upon the subscription of the Capital Increase by the Investor, the By-laws of the Company shall rule (x) the right of the Investor to designate the Observer and the related provisions; and (y) the tag-along right in favour of Nuburu;
-
the Investor is entitled to attend joint technical coordination committees;
-
the minority interest of the Investor in the Company shall not alter the current Company’s governance.The Parties agree to negotiate in good

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faith the Long Form Agreement relating to the Investment in compliance with the provision of the CDP SAFE.
7. Golden Power

Upon entering into the Long Form Agreements and pursuant to the terms and conditions thereof, Nuburu, with the support and cooperation of the Founders and the Company, shall duly and properly prepare and duly notify the Investment and the Industrial Cooperation Framework (the “GP Notification”), as regulated under this HoT and relevant Long Form Agreements, to Presidency of the Italian Council of Ministers (Presidenza del Consiglio dei Ministri) (the “GP Authority”), pursuant to the provisions under Law Decree 21/2012 as subsequently amended and implemented, for the purpose of obtaining:

(i)
the clearance, approval or consent whether explicit or obtained after the expiry of the applicable waiting period (or any extension thereof), required to be obtained from the GP Authority under the applicable laws to proceed with the Investment and with the Industrial Cooperation Framework pursuant to the terms of this HoT and relevant Long Form Agreements;
(ii)
a declaration by the GP Authority of lack of jurisdiction (any of the circumstances under point (i) or (ii) the “GP Clearance”).

Should the clearance, approval or consent from the GP Authority contain certain requirements regarding the Investment and/or the Industrial Cooperation Framework, the Parties undertake to evaluate and define in good faith such requirements as well as the terms and modalities for complying with them. It being understood that should the GP Clearance granted solely in relation to the Industrial Cooperation Framework, the Parties shall have the faculty to discuss and negotiate in good faith the implementation of the Industrial Cooperation Framework through a joint venture (or through other structure to be agreed among the Parties) (the “JV”); in this case, any amounts paid by Nuburu to the Company under this HoT (including the Nuburu Advance Payments) shall be allocated in favour of the JV.

Should the abovementioned GP Clearance not be obtained, the relevant Long Form Agreements shall automatically terminate and cease to be effective and the Parties shall be released from all obligations hereunder and shall have no liability vis-à-vis the other Parties, except in respect of (a) the reimbursement of the Advance Payment as regulated in Paragraph 4 above; (b) any damages for non-performance or delayed performance of

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any obligation under the Long Form Agreements that materially and directly prevented the obtainment of GP Clearance from being satisfied within 31st December 2026; (c) any rights (including rights for compensation of damages) which have accrued before termination; and (d) otherwise set forth in the Long Form Agreement.

8. Compliance Undertaking of the Company

The Company undertakes vis-à-vis CrossConnect and RoboIT for as long as even one of them will be a quotaholder of the Company not to: (a) directly or indirectly (e.g., through controlled or affiliated companies pursuant to Article 2359 of the Italian Civil Code, and/or through investment vehicle) engage in activities of construction, production, development, assembly, repair, preservation, use, storage, warehousing, possession, promotion, sale, distribution, import, export, transfer, or transportation of anti-personnel mines, cluster munitions and submunitions, of any nature or composition, or parts thereof; or (b) engage in technological research, manufacture, sale and transfer, in any capacity, export, import, and possession of cluster munitions and submunitions, of any nature or composition, or parts thereof. For the entire duration of the Agreement and/or until even one of CrossConnect and RoboIT is a quotaholder of the Company, should the Company (also through controlled or affiliated companies pursuant to Article 2359 of the Italian Civil Code, and/or through investment vehicle) engage in any of the aforementioned activities, or be included in the lists referred to in Article 1 of Law 220/2021, it undertakes to promptly give adequate information and communication of the above circumstances to CrossConnect and RoboIT. Upon such communication or in the event that CrossConnect and RoboIT independently becomes aware of such circumstances, CrossConnect and RoboIT shall have the right to withdraw (i) from the Agreement; and/or (ii) from the Company, reserving – in both the cases (i) and (ii) above – the right to claim any damages.

Other Provisions
9. Export Control License Clearance

“Export-Control License Clearance” means the obtainment by the Company from the competent authorities (or confirmation that none is required) of any export-control or dual-use licence, authorisation or approval required in connection with the Transaction and/or the Industrial Cooperation Framework under Regulation (EU) 2021/821 (Dual-Use Regulation) and any implementing measures; it being understood that the Export-Control License Clearance shall be deemed obtained for the

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purposes of this HoT if granted in respect of at least one of the countries listed in Annex B, Class B1.

Each Party (each to the extent of its own competence) shall use its reasonably best efforts to ensure compliance with any applicable export control laws and regulations (including the EAR and, if applicable, the ITAR), for the performance of the Transaction and/or the Industrial Cooperation Framework.

The costs for the relevant export control laws shall be upon the exporter.

Should the clearance, approval or consent from the above relevant authority contain certain requirements regarding the Transaction, the Parties undertake to evaluate and define in good faith such requirements as well as the terms and modalities for complying with them.

Should the abovementioned Export-Control License Clearance not be obtained, the relevant Long Form Agreements shall automatically terminate and cease to be effective and the Parties shall be released from all obligations hereunder and shall have no liability vis-à-vis the other Parties, except in respect of (a) the reimbursement of the Advance Payment as regulated in Paragraph 4 above; (b) any damages for non-performance or delayed performance of any obligation under the Long Form Agreements that materially and directly prevented the obtainment of Export-Control License Clearance; (c) any rights (including rights for compensation of damages) which have accrued before termination; and (d) otherwise set forth in the Long Form Agreement.

10. Timeline

The Parties, hereby and as far as they are concerned, commit to do everything necessary and appropriate to proceed with the Transaction as set forth under this HoT, according to the following timeline:

(i)
Export-Control License notification to the relevant Authority by the first half of June 2026;
(ii)
signing of the Long Form Agreements by 60 (sixty) days as of the execution of this HoT;
(iii)
payment of the Advance Payment by Nuburu upon the execution of the Long Form Agreement;
(iv)
GP Notification by the Parties not later than 10 days from the signing of the Long Form Agreements;
(v)
expected GP Clearance by the end of December 2026;

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(vi)
expected Export-Control License Clearance by the end of December 2026;
(vii)
as soon as practicable upon GP Clearance and Export Control License Clearance, implementation of the Long Form Agreements, including, subscription of the Capital Increase, payment of the Additional Advance Payment by Nuburu and implementation of the Industrial Cooperation Framework among the Parties and the Company according to this HoT.

Miscellanea
11. R&Ws	The Long Form Agreements shall include customary representations and warranties considering the nature and structure of the Transaction.
12. Binding documentation

The Parties acknowledge that the completion of the Transaction entails the execution – inter alia – of the Long Form Agreements which will include:

(i)
an investment agreement (and related ancillary documentation, including capital increase resolutions);
(ii)
the Distribution Agreement;
(iii)
Business Plan of the Company
(iv)
the rules, to be reflected in the Company’s By‑laws, governing the transfer of the quota hold by the Parties in the Company, taking into account the minority interest which will be hold by Nuburu in the Company.

13. Nature of the HoT and of the other agreements between the Parties

This HoT is binding between the Parties who shall therefore be required to conduct negotiations to enter into the Long Form Agreements and, in any case, subject to GP Clearance and Export-Control License Clearance, implement the Transaction under the terms and the conditions set out herein.

Therefore, by signing this HoT, the Parties, as far as they are concerned, undertake to execute the necessary activities and fulfilments for the performance of the Transaction as set forth under this HoT (and the Long Form Agreements), including but not limited to the following:

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Nuburu, with the cooperation of the Founders and the Company, undertakes to carry out any activity necessary and appropriate under and in full compliance with the applicable law and regulations to file the GP Notification with the GP Authority and obtain the relevant GP

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Clearance and Export-Control License Clearance notification with the relevant authorities and obtain the relevant Export-Control License Clearance; and
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the Parties undertake to execute the payments, advance payments, reimbursements, etc. in accordance with the terms and conditions provided in this HoT (and in the Long Form Agreements) including payment receipts, credit notes, accounting records, etc., and, more generally, everything necessary and appropriate under and in full compliance with the applicable law and regulations.

This HoT and even the following binding documentation that will be entered by and between the Parties do not supersede any of the agreements currently in place between the Current Investors and the Company except for as set forth under Paragraph 6. Therefore, except as expressly provided herein, the financial and governance rights already set forth in the existing agreements remain unaffected and fully effective and in place.

14. Costs	Each Party shall be responsible for, and shall bear, all of its own costs and expenses incurred in connection with the negotiation and execution of this HoT and, in general the Transaction.
15. Confidentiality

The Parties acknowledge that Nuburu is a company whose shares are listed on the New York Stock Exchange, and that any confidential information obtained in the context of and for the purposes of the Transaction (including this HoT and the negotiation of the Transaction) may be subject to specific legal and regulatory requirements. Accordingly, the Parties - also under Article 1381 of the Italian Civil Code, as to their director, manager, employee, consultant, statutory audit, advisors and auditors - undertake to handle such information in full compliance with all applicable laws and regulations, including, without limitation, those relating to privileged information, insider trading and market manipulation.

The Parties agree - also under Article 1381 of the Italian Civil Code, as to their director, manager, employee, consultant, statutory audit, advisors and auditors - to keep strictly confidential any information concerning this HoT or its content, as well as any other information that the Parties have exchanged during the negotiations of this HoT or that will exchange in connection with the negotiation of the Long Form Agreements and/or, in general, in the context of the Transaction. Each Party will be entitled to reveal such information to third parties only to the extent necessary for the

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implementation and fulfilment of this HoT, or to comply with mandatory Law and regulation to which such Party may be subject.
16. Governing law and jurisdiction

This HoT is governed by and construed in accordance with the Laws of Italy.

Any disputes that might arise in connection with this HoT shall be submitted to the exclusive jurisdiction and competence of the Court of Milan.

Alberto Chiozzi By: \s\ Alberto Chiozzi Name: Alberto Chiozzi Date: 04/06/2026	Davide Russo By: \s\ Davide Russo Name: Davide Russo Date: 04/06/2026
Federico Ognibene By: \s\ Federico Ognibene Name: Federico Ognibene Date: 04/06/2026	Angelo Roberto Lannutti By: \s\ Angelo Roberto Lannutti Name: Angelo Roberto Lannutti Date: _ 04/06/2026
Dario Polli By: \s\ Dario Polli Name: Dario Polli Date: ____________________	Tommaso Aresi By: \s\ Tommaso Aresi Name: Tommaso Aresi Date: 04/06/2026
NUBURU Inc. By: \s\ Dario Barisoni Name: Dario Barisoni Title: Co-Chief Executive Officer Date: 04/06/2026	Infratech Accelerator S.r.l. By: \s\ Stefano Molino Name: Stefano Molino Title: ____________________ Date: ____________________
RoboIT S.r.l. By: \s\ Claudia Pingue Name: Claudia Pingue Title: Presidente Date: 04/06/2026	Pariter Partners S.r.l. By: \s\ Matteo Elli Name: Matteo Elli Title: Presidente Date: 04/06/2026
Suncubes S.r.l. By: \s\Alberto Chiozzi Name: Alberto Chiozzi Title: CEO Date: 04/06/2026